CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Artison Investments Ltd.

We consent to the use of our report dated August 31, 2011, with respect to the financial statements of Artison Investments Ltd. as of yearend April 30, 2011, to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Artison Investments Ltd. dated August 31, 2011.

 /s/ M&K CPAS, PLLC

 Houston, Texas

August 31, 2011